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CROMPTON REDUCES RUBBER CHEMICALS CAPACITY TO IMPROVE PROFITABILITY

MIDDLEBURY, CONN., August 20, 2004 - Crompton Corporation (NYSE:CK) today announced that it is reducing capacity by year-end of two chemicals used in the production of tires in order to improve the overall profitability of the company's rubber chemicals business.

Crompton is reducing production of Flexzone®, an antiozonant used in tire production to prevent rubber from cracking, by 20,000 metric tons, by closing certain Asia Pacific facilities by the end of 2004 and reducing capacity in other regions. Crompton will continue to have Flexzone manufacturing plants in the Americas, Europe and Asia Pacific. In addition, the company will reduce production of a Flexzone intermediate (called 4-APDA) by 13,000 metric tons, at its Geismar, Louisiana facility by year-end. Crompton is evaluating other uses for the Geismar line. The company anticipates that fewer than 50 employees worldwide will be affected. Crompton is evaluating the financial impact of these actions, including the amount of any potential impairment or other charges.

The company stated that the price of all Flexzone grades has declined dramatically over the last five years. Throughout this period, Crompton continued to invest in the Flexzone product line and aggressively implemented cost-saving programs to help compensate for these necessary expenditures. The product line, however, remained unprofitable.

During 2004, the situation was exacerbated by dramatic raw material and energy cost increases. In particular, the price of benzene, the key raw material for Flexzone, tripled and pricing for another important raw material, MIBK, also increased substantially. The combination of these cost issues has resulted in unsustainable losses for Crompton.

"It does not make sense for us to produce and market unprofitable products," said Robert L. Wood, chairman, president and chief executive officer. "We are committed to obtaining fair value for our products. Reducing capacity of these two products is one of a number of actions we are taking to improve the profitability of our rubber chemicals business."

Crompton Corporation, with annual sales of $2.2 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

Forward-Looking Statements
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which Crompton is subject, the ability to obtain selling price increases, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under Crompton's cost reduction initiatives, the amount of any additional earn-out payments from GE, and other risks and uncertainties detailed in Crompton's filings with the Securities and Exchange Commission. These statements are based on Crompton's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and Crompton's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Crompton.